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                                                                     Exhibit 4.2

                              WARRANT AGREEMENT OF
                        IMPERIAL CREDIT INDUSTRIES, INC.

                                3,000,000 Shares
                          Dated as of October 10,2000

                         Common Stock Purchase Warrants
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                                WARRANT AGREEMENT


         This WARRANT AGREEMENT (the "Agreement") dated as of October 10, 2000, is between Imperial Credit Industries, Inc., a California corporation (the "Company"), and U.S. Stock Transfer Corporation, a California corporation (the "Warrant Agent"), and for the benefit of the registered holders from time to time of the Warrants issued hereunder (collectively, the "Holders").

         In connection with the settlement of a consolidated class action lawsuit (No. CV98- 1239-MA) (the "Action") against the Company in the United States District Court for the District of Oregon (the "District Court") in accordance with that certain Settlement Agreement by and between the Company and the plaintiffs in the Action, dated as of October 10, 2000 (the "Settlement Agreement"), the Company has agreed to issue THREE MILLION (3,000,000) common stock purchase warrants (the "Warrants") to purchase in the aggregate 3,000,000 shares of its Common Stock (the shares of Common Stock issuable on exercise of the Warrants being referred to herein as the "Warrant Shares"). Capitalized terms used herein, if not otherwise defined, are defined in Article VI hereof.

         The total number of Warrants that are to be issued pursuant to this Agreement and/or the Exercise Price are subject to adjustment for events that may occur prior to the issuance of the Warrants, as set forth in Section 2.4 of the Settlement Agreement.

         The Company proposes to issue certificates evidencing the Warrants (such Warrant certificates issued pursuant to this Agreement being subsequently called the "Warrant Certificates");

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained here, the Company and the Warrant Agent agree as follows:

                                    Article I
                              Warrant Certificates

         Section 1.1 Appointment of Warrant Agent. The Company appoints the Warrant Agent to act on behalf of the Company in accordance with the instructions set forth below, and the Warrant Agent accepts such appointment.

         Section 1.2 Form of Warrant Certificates. The Warrant Certificates shall be issued in registered form only. The text of the Warrant Certificates shall be substantially as set forth in Exhibit A attached hereto and, in
                                       ---------
addition, may have such letters, numbers or other marks of identification or designation and such legends, summaries, or endorsements stamped, printed, lithographed or engraved on them as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as, in any particular case, may be required


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in the opinion of counsel for the Company, to comply with any law or with any rule or regulation of any regulatory authority or agency, or to conform to customary usage. The form of election to purchase or assign the Warrant Shares (the "Purchase Form"), which shall be printed on the reverse of the Warrant, shall be substantially as set forth in Exhibit B attached hereto.
                                       ---------

         Section 1.3 Execution of Warrant Certificates. The Warrant Certificates shall be executed on behalf of the Company by its Chair or President or any Vice-President attested to by its Secretary or Assistant Secretary, either manually or by facsimile signature printed on the Warrant Certificates. The Warrant Certificates shall be manually countersigned and dated the date of countersignature by the Warrant Agent and shall not be valid for any purpose unless so countersigned and dated. In case any authorized officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer of the Company either before or after delivery of the Warrant Certificates by the Company to the Warrant Agent, the signature of such person on such Warrant Certificates, nevertheless, shall be valid and such Warrant Certificates may be countersigned by the Warrant Agent, and issued and delivered to those persons entitled to receive the Warrants represented the Warrant Certificates with the same force and effect as though the person who signed such Warrant Certificates had not ceased to be such officer of the Company.

         Section 1.4 Registration.

                 (a) Warrant Certificates representing in the aggregate Three Million (3,000,000) Warrants shall initially be registered in the names of those members of the plaintiff class in the Action, who are eligible to receive Warrant Certificates (the "Authorized Claimants"), as stated in a letter ("Plaintiff Counsel Letter") to be delivered to the Company by Plaintiffs' Settlement Counsel. The Plaintiff Counsel Letter shall be delivered to the Company promptly upon completion of the claims administration process; provided, however, that in any event such letter shall not be delivered or become effective in advance of the completion of a fairness hearing (the "Fairness Hearing") regarding the terms of the settlement of the Action before the District Court and the approval of such settlement terms by the District Court. The Plaintiff Counsel Letter shall include the legal name and address of each of the Authorized Claimants and the number of Warrants that each Authorized Claimant is to receive.

                 (b) Within seven (7) Business Days following receipt by the Company of the Plaintiff Counsel Letter, the Company shall deliver to the Warrant Agent a number of Warrant Certificates executed on behalf of the Company that is sufficient to enable the Warrant Agent to deliver Warrant Certificates to each of the Authorized Claimants. Within the later of (i) ten (10) Business Days after the receipt by the Company of the Plaintiff Counsel Letter, (ii) as promptly as practicable, but in any event within forty five (45) calendar days, after the Registration Statement Effective Date or (iii) five (5) Business Days after the Effective Date (as defined in the Settlement Agreement), the Warrant Agent shall mail or cause to be mailed such Warrant Certificates to the Authorized Claimants at the address provided for each of the Authorized Claimants in the Plaintiff Counsel Letter.

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         Section 1.5 Warrant Records. The Warrant Agent shall maintain books indicating the issuance of the Warrant Certificates. The Warrant Certificates shall be numbered and shall be registered in a Warrant Register as they are issued. The Company and the Warrant Agent shall be entitled to treat the registered owner(s) of the Warrant Certificates (the "Holder(s)") as the owner(s) in fact thereof for all purposes and shall not be bound to recognize any equitable or other claim to or interest in such Warrant Certificates on the part of any other person.

         Section 1.6 Transferability. Upon issuance, the Warrants shall be freely transferable without any restriction, other than restrictions applicable to Persons who may be deemed Affiliates of the Company, and shall be duly authorized, validly issued, fully paid, non- assessable and free from all liens and security interests thereon created by the Company. The new Holder of any Warrants so transferred shall continue to be bound by this Agreement.

         Section 1.7 Compliance with Government Regulations; Market Maker.

                (a) The Company shall file a registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Warrant Shares within (i) if there are no objections to the terms of the Settlement Agreement at the Fairness Hearing, ten (10) Business Days following entry by the District Court of the Final Judgment and Order within the meaning of Paragraph 1.10 of the Settlement Agreement or (ii) if there are objections raised to the terms of the Settlement Agreement at the Fairness Hearing, no later than forty five (45) calendar days following the date on which the Final Judgment and Order becomes "Final" as that latter term is defined by paragraph 1.9 of the Settlement Agreement. The Company shall also use its commercially reasonable efforts to cause the Registration Statement to be declared effective as promptly as practicable by the Commission and to obtain appropriate approvals or registrations (or exemptions from any otherwise applicable requirements) as promptly as practicable with respect to the Warrants and the Warrant Shares under the securities laws of at least those states and U.S. territories in which any Authorized Claimant resides by no later than the date of issuance of the Warrants as required under Section 1.4(b) (such date, the "Warrant Issuance Date"). After the effective date of the Registration Statement (the "Registration Statement Effective Date"), the Company shall issue the Warrants by the Warrant Issuance Date; provided, however, that the Warrants may not be exercised by, or Warrant Shares issued to, any Holder in any state in which such exercise would be unlawful (all such Warrants, the "Unexercisable Warrants").

                (b) In the event that any Holder desires to exercise all or any portion of Unexercisable Warrants, but at such time is still unable to do so because such Holder resides in a state or United States territory in which such exercise would be unlawful (such situation, a "Prohibited Exercise"), such Holder may deliver written notice to the Company in accordance with Section 7.12 of its desire to exercise all or any portion of such Unexercisable Warrants and the Company shall redeem all or the portion of such Warrants that such Holder desires to

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exercise as follows. To effect such redemption, such Holder must deliver the
Warrant Certificate(s) representing such Warrants to the Company, together with an affidavit indicating that such Holder would exercise such Warrants but for the Prohibited Exercise and notice of the number of Warrants that such Holders desires to have redeemed by the Company. Within ten (10) Business Days of receipt of such Warrant Certificate(s), such affidavit and such notice (such date of receipt, the "Receipt Date"), the Company shall send to such Holder a certified check, cashier's check or money order payable in United States currency to the order of such Holder in an amount (the "Redemption Amount") equal to (i) the total number of Warrants to be so redeemed, multiplied by (ii) the difference, if positive, between the Current Market Value (as defined in Section 3.1(d)) of the Common Stock and the Exercise Price (as defined in
Section 2.1) on the Receipt Date. On the Receipt Date, all such Warrants that such Holder has indicated it desired to have redeemed shall be automatically redeemed (and thereby immediately be terminated) and such Holder shall have no rights with respect to such Warrants except the right to receive the Redemption Amount.

                  (c) The Company shall use its best efforts to locate a brokerage firm that is willing to serve as a market maker with respect to the Warrants for the duration of the period beginning with the Warrant Issuance Date and ending on the earlier of the date by which all Warrants are exercised or redeemed or the Exercise Deadline (as defined in Section 2.3) and which shall provide bid and ask quotations for the Warrants as an over-the-counter stock not included in the regular Nasdaq OTC listings or the Bulletin Board."

         Section 1.8  Legal Opinion.

                  (a) The Settlement Agreement provides for a settlement hearing for final approval of the settlement (the "Settlement Hearing"). No later than five (5) Business Days prior to the scheduled date of the Settlement Hearing the Company shall provide Plaintiffs' Settlement Counsel with the written opinion of Mayer, Brown & Platt, in form reasonably satisfactory to Plaintiffs' Settlement Counsel, substantially to the effect that the Warrants have been duly authorized by the Company and, when issued and delivered in the manner and on the terms described herein, will be valid and binding obligations of the Company, enforceable in accordance with their terms and that the Warrant Shares are exercisable are authorized, and are reserved in a sufficient amount to provide for the exercise of the Warrants.

                  (b) On or before the issuance of the Warrants, the Company shall provide Plaintiffs' Settlement Counsel with the written opinion of Mayer, Brown & Platt, in form reasonably satisfactory to it, to the effect that the Warrants may be distributed to the Authorized Claimants without compliance with the registration provisions of the Securities Act and the Warrants will be freely transferable without any restriction, other than restrictions applicable to Persons who may be deemed Affiliates of the Company.


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                                   Article II

                 Warrant Exercise Price and Exercise of Warrants

         Section 2.1 Exercise Price. Each Warrant Certificate shall, when signed by the Chair or President or any Vice-President and attested to by the Secretary or Assistant Secretary of the Company and countersigned by the Warrant Agent, entitle the Holder to purchase from the Company one share of Common Stock for each Warrant evidenced by the related Warrant Certificate, at the purchase price of THREE DOLLARS ($3.00) per share (the "Initial Exercise Price"), or such adjusted number of shares at such adjusted purchase price as may be established from time to time pursuant to the provisions of Article III, payable in full at the time of exercise of the Warrant. Except as the context otherwise requires, the term "Exercise Price" as used in this Agreement shall mean the purchase price of one share of Common Stock, reflecting all appropriate adjustments made in accordance with the provisions of Article III.

         Section 2.2 Vesting of the Warrants. The Warrants shall immediately vest and may be exercised on or after the original issuance date thereof, in accordance with the terms of this Agreement and the Warrant Certificate.

         Section 2.3 Exercisability of Warrants. Subject to an earlier redemption of the Warrants as provided in Section 3.4, each Warrant may be exercised at any time after the Warrants have been issued, until 5:00 p.m., Los Angeles, California, U.S.A. time, on January 31, 2008 or, if such date is not a Business Day, on the next succeeding Business Day (such date, the "Exercise Deadline"); provided, however, that if there are objections raised to the terms of the Settlement Agreement at the Fairness Hearing, the Exercise Deadline shall be extended until seven (7) years after the later of the date on which the time for filing an appeal regarding the terms of the Settlement Agreement has expired or if any such appeal is filed, the date upon which such appeal is final; provided, further, that under no circumstances shall the Exercise Deadline be extended to a date later than July 31, 2008 (or, if such date is not a Business Day, the next succeeding Business Day). After the Exercise Deadline, any unexercised Warrants will be void and all rights of Holders shall cease.

         Section 2.4 Continuing Effectiveness of Registration of Warrant Shares. The Company agrees, from and after the time the Registration Statement referenced in Section 1.7 has become effective, to use commercially reasonable efforts to maintain the Registration Statement in effect under the Securities Act and the securities laws of all states and U.S. territories in which any Authorized Claimant resides and, if required by law, keep available for delivery to a Holder exercising any Warrant upon exercise of such Warrant a prospectus which complies with Section 10 of the Securities Act (unless in the opinion of outside counsel to the Company, such registration is not required under the Securities Act or the Company receives a letter from the staff of the Commission stating that it would not take any enforcement action if such registration is not effected), until the earlier of the date by which all Warrants are exercised or redeemed or the Exercise Deadline; provided, however, that in the event, by amendment to the Securities Act or otherwise, some other or different requirement shall be imposed by law which shall govern or relate to the issuance of the Warrant Shares, the Company shall use commercially reasonable

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efforts to comply with such other or different requirements.

         Section 2.5 Procedure for Exercise of Warrants.

                  (a) During the period specified in and subject to the provisions of Section 2.3, upon the terms and subject to the conditions set forth herein and in the applicable Warrant Certificate, Warrants in denominations of one or whole number multiples thereof may be exercised by surrendering the Warrant Certificates representing such Warrants to the Warrant Agent at 1745 Gardena Avenue, Glendale, California 91204, Attention: William Garza (its "Principal Office") or at such other office of a successor Warrant Agent designated for such purpose, together with the Purchase Form duly completed and executed, accompanied by payment in full to the Warrant Agent for the account of the Company of the Exercise Price in effect at the time of such exercise for each share of Common Stock with respect to which such Warrants are being exercised. Such Exercise Price shall be paid in full by wire transfer or by certified check, cashier's check or money order payable in United States currency to the order of the Company. The date on which Warrants are exercised in accordance with this Section 2.5 is sometimes referred to herein as the Date of Exercise of such Warrants.

                  (b) The Company shall not be obligated to issue any fractional share interests or fractional warrant interests upon the exercise of any Warrant or Warrants, nor shall it be obligated to issue scrip or pay cash in lieu of fractional interests. Any fraction equal to or greater than one-half shall be rounded up to the next full Warrant Share or Warrant, as the case may be, and any fraction less than one-half shall be eliminated.

         Section 2.6 Issuance of Warrant Shares. Subject to Article III, as soon as practicable after the Date of Exercise of any Warrant, the Warrant Agent on behalf of the Company shall issue and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of such Warrant. The Company covenants that all Warrant Shares that shall be issued upon exercise of the Warrants shall, upon issuance in accordance with the terms of this Agreement, be duly authorized, validly issued, fully-registered, freely transferable without any restriction, other than restrictions applicable to Persons who may be deemed Affiliates of the Company, free of preemptive rights, fully paid and non-assessable and free from all liens and security interests thereon created by the Company. Each person in whose name any such certificate for Warrant Shares is issued shall for all purposes be deemed to have become the holder of record of the Warrant Shares represented by those certificates on the Date of Exercise of the Warrants resulting in the issuance of such shares, irrespective of the date of issuance or delivery of such certificate for Warrant Shares; provided, however, that if, at the date of the surrender of such Warrants and payment of the Warrant Price, the transfer books for the Warrant Shares or other class of stock purchasable upon the exercise of such Warrants shall be closed, the certificates for the Warrant Shares or for shares of such other class of stock in respect of which such Warrants are then exercised shall be issuable as of the date on which such books shall next be opened (whether before or after the Expiration Date) and until such date the

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Company shall be under no duty to deliver any certificate for such Warrant
Shares or for shares of such other class of stock; provided, further, that the transfer books of record, unless otherwise required by law, shall not be closed at any one time for a period longer than three (3) Business Days.

         Section 2.7 Payment of Taxes and Costs. The Company will pay all documentary stamp taxes attributable to the issuance of Warrant Certificates or the issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates, or in respect of the issue of any certificates for Warrant Shares upon exercise of Warrants, in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. In addition, the Company shall pay all costs associated with its issuance, qualification, registration and distribution of the Warrants and the Warrant Shares required to be performed by the Company under this Agreement except for income taxes payable by the Holders, postage and other costs incurred by the Holders in submitting the Warrant Certificates or the Warrant Shares to the Warrant Agent or Transfer Agent for exercise or transfer, and those taxes referenced in the proviso of the preceding sentence.

         Section 2.8 Certificates for Unexercised Warrants. If less than all of the Warrants represented by a Warrant Certificate are exercised, the Warrant Agent shall execute and mail, by first-class mail, within ten (10) Business Days after the Date of Exercise, to the Holder of such Warrant Certificate, or such other person as shall be designated in the election to purchase, a new Warrant Certificate representing the number of full Warrants not exercised. In no event shall a fraction of a Warrant be exercised, and the Warrant Agent shall distribute no Warrant Certificates representing fractions of Warrants under this or any other section of this Agreement.

         Section 2.9 Reservation of Shares. There have been reserved, and the Company shall at all times reserve and keep available for issuance upon the exercise of Warrants a number of its authorized but unissued shares or treasury shares, or both, of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants. The transfer agent for the Company's Common Stock, and every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of Warrants, will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the transfer agent for the Company's Common Stock and with every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such transfer agent the stock certificates required to honor outstanding Warrants upon exercise of the Warrants in accordance with the terms of this Agreement. The Company will supply such transfer agent with duly executed stock certificates for such purposes. All Warrant Certificates surrendered in the

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exercise of the rights thereby evidenced shall be cancelled by the Warrant Agent and shall thereafter be delivered to the Company, or, at the direction of the Company, destroyed. After the Date of Exercise of any Warrants, no shares shall be subject to reservation in respect of such Warrants.

         Section 2.10 Lost, Stolen, Mutilated or Destroyed Warrant Certificates. If any Warrant Certificate shall be mutilated, lost, stolen or destroyed, the Company shall direct the Warrant Agent to execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Warrant Certificate, or in lieu of or in substitution for a lost, stolen or destroyed Warrant Certificate, a new Warrant Certificate for the number of Warrants represented by the Warrant Certificate so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Warrant Certificate, and of the ownership of it, and indemnity or bond, if requested, all satisfactory to the Company and the Warrant Agent. Any such new Warrant Certificate shall constitute an original contractual obligation of the Company, whether or not the allegedly mutilated, lost or stolen or destroyed Warrant Certificate shall be at any time enforceable by anyone.

         Section 2.11 Warrant Redemption Price. Pursuant to Section 3.4, upon the occurrence of such conditions and requirements as are set forth therein, the Holders of the Warrants may be entitled to receive a Warrant Redemption Price. The Warrant Redemption Price shall initially be set at ONE DOLLAR ($1.00) per Warrant. The Warrant Redemption Price shall be equitably adjusted in the event of any adjustment in the number of Warrant Shares and the Exercise Price under the provisions of Article III to the extent necessary so that a Holder of any Warrants shall be entitled to receive the same aggregate Warrant Redemption Price in respect of such Warrants that such Holder would have been entitled to receive prior to such adjustment in number of Warrant Shares and Exercise Price. Wherever the "Warrant Redemption Price" is referenced herein, such reference shall be understood to be adjusted as provided for in this Section 2.11.

                                   Article III
         Adjustments, Redemption, Notice Provisions and Other Agreements

         Section 3.1 Adjustment of Exercise Price. Subject to the provisions of this Article III, the Exercise Price in effect from time to time shall be subject to adjustment, as follows:

                  (a) In case the Company shall (i) declare a dividend or make a distribution on the Outstanding shares of its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the Outstanding shares of its Common Stock into a greater number of shares, or (iii) combine or reclassify the Outstanding shares of its Common Stock into a smaller number of shares, the Exercise Price in effect immediately after the record date for such dividend or distribution or the effective date of such subdivision, reclassification or combination shall be proportionately adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding immediately prior to such

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event and the denominator of which shall be the number of shares of Common Stock
Outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. Shares of Common Stock owned by or held for the account of the Company or any majority-owned subsidiary shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever any event specified above shall occur.

                  (b) In case the Company shall fix a record date for the issuance of rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of its Common Stock at a price per share less than the Current Market Price (as such term is defined in Subsection 3.1(d) below) of a share of Common Stock of the Company on such record date, other than the issuance of any Warrants pursuant to the Settlement Agreement, the Exercise Price in effect immediately after such record date shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock Outstanding on such record date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of such Common Stock so offered would purchase at the Current Market Price per share, and of which the denominator shall be the number of shares of Common Stock Outstanding on such record date plus the number of additional shares of Common Stock offered for subscription or purchase. In case such subscription price may be paid, in whole or in part, in a form other than cash, the value of such consideration shall be determined in good faith by the Company, subject to the provisions of Section 3.7. Shares of Common Stock owned by or held for the account of the Company or any majority-owned subsidiary shall not be deemed outstanding for the purpose of any such computation. Such adjustment shall be made successively whenever such a record date is fixed. To the extent that any such rights or warrants are not so issued or expire unexercised, the Exercise Price then in effect shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed for such unissued or expired unexercised rights or warrants.

                  (c) In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) (i) of shares of any class other than its Common Stock or (ii) of evidences of its indebtedness or (iii) of assets (excluding cash dividends or distributions, and dividends or distributions referred to in Subsection 3.1(a) above) or (iv) of rights or warrants to acquire securities of the Company (excluding those rights or warrants referred to in Subsection 3.1(b) above), then in each such case the Exercise Price in effect immediately thereafter shall be determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, of which the numerator shall be the Current Market Price per share of Common Stock on such record date, less the fair market value per share (as determined in good faith by the Company, subject to the provisions of Section 3.7) of said shares or evidences of indebtedness or assets or rights or warrants so distributed, and of which the denominator shall be such Current Market Price per share of Common Stock. Such adjustment shall be made successively whenever such a

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record date is fixed. If such distribution is not so made, the Exercise Price then in effect shall be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed.

                  (d) The "Current Market Price" per share at any date shall be deemed to be the average of the daily closing prices of the Common Stock for thirty (30) consecutive Trading Days immediately prior to such date. The closing price for each day shall be: (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the NASDAQ National Market System, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the NASDAQ National Market System. If the closing price of the Company's Common Stock is not so reported, such price shall be determined by such other generally accepted source of publicly reported bid and asked quotations as the Company may reasonably designate; provided, however, that if the Common Stock is not publicly traded, the "Current Market Price" per share shall mean the fair value per share as determined in good faith by the Company, subject to the provisions of Section 3.7. The term "Trading Days" shall mean a day on which the Nasdaq National Market System, or such other principal national securities exchange on which the Common Stock is then listed or admitted to trading, is open for the transaction of business, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, any Business Day.

                  (e) All calculations under this Section 3.1 shall be made to the nearest cent.

         Section 3.2 No Adjustments to Exercise Price. No adjustment in the Exercise Price in accordance with the provisions of paragraph (a), (b) or (c) of
Section 3.1 need be made unless such adjustment would require an increase or decrease of at least one percent (1%) in such Exercise Price; provided, however, that the amount by which any adjustment is not made by reason of the provisions of this Section 3.2 shall be carried forward and taken into account at the time of any subsequent adjustment in the Exercise Price.

         Section 3.3 Adjustment to Number of Shares. Unless the Company shall have exercised its election as provided in Section 3.9, upon each adjustment of the Exercise Price pursuant to paragraph (a), (b) or (c) of Section 3.1, each Warrant shall thereupon evidence the right to purchase that number of shares of Common Stock (calculated to the nearest hundredth of a share) obtained by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment upon exercise of the Warrant by the Exercise Price in effect immediately prior to such adjustment and dividing the product so obtained by the Exercise Price in effect immediately after such adjustment.

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         Section 3.4 Reorganizations; Change of Control; Going Private
Transactions. In case of (i) any consolidation or merger of the Company with or into another entity (including, without limitation, any merger or consolidation in which ICII is not the surviving entity and such surviving entity is not a public company subject to the reporting requirements of the Exchange Act, but not including any merger or consolidation immediately following which the shareholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to such merger or consolidation together own at least 60% of the voting power, directly or indirectly, of the surviving entity following such merger or consolidation) or the sale, transfer or other disposition in a single transaction or related series of transactions to any Entity Not under the Control of the Company of all or substantially all of the assets of the Company (including, without limitation, the common stock of Southern Pacific Bank owned by the Company) or Southern Pacific Bank (all of such actions being collectively referred to herein as a "Reorganization"), or
(ii) any transaction, including, without limitation, a merger of consolidation of the Company, that constitutes a Change of Control and/or Going Private Transaction (each, as defined in Article VI), each Holder may elect to have its Warrants exercised, redeemed or, under certain circumstances, retained in any combination pursuant to one or more of the subsections in this Section 3.4. Notwithstanding the foregoing, if a Holder shall not have elected in respect of its Warrants to either exercise or redeem such Warrants in accordance with the requirements of Sections 3.4(a), 3.4(b) or 3.4(c), all of its Warrants for which such an election has not been made shall be automatically redeemed pursuant to
Section 3.4(c) unless the Company is the surviving corporation in any such Reorganization or Change of Control and also remains a public company subject to the reporting requirements of the Exchange Act, in which case, all of such Warrants shall be automatically retained pursuant to Section 3.4(d). The Company shall provide to each Holder in accordance with the provisions of Section 7.12 at least thirty (30) calendar days advance written notice (the "Advance Notice") of any anticipated Reorganization, Change of Control or Going Private Transaction (any one or more of such transactions, a "Material Transaction"). Such notice shall include: (i) the date or expected date such Material Transaction is to take place (the "Transaction Date"); (ii) statements to the effect that (x) such Holder has a right to elect between the options set forth in Sections 3.4(a), 3.4(b) and 3.4(c) and, under certain circumstances, Section 3.4(d), (y) such Holder should carefully review this Agreement to determine its rights and the consequences if such Holder does not timely make any such election and (z) a copy of this Agreement may be requested by such Holder from the Warrant Agent pursuant to Section 7.20 and that a form of this Agreement is attached as an exhibit to a specified filing of the Company with the Commission with information on how such filing may be accessed over the internet by such Holder; (iii) the time, if any such time is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for the securities or other property deliverable upon such Material Transaction; and (iv) a brief description of such Material Transaction. The Company shall not effect any such Material Transaction in which the Company would not be the surviving entity and which would, after taking into account the effect of any elections made or not made by the Holders under this Section 3.4, require payment of the Warrant Redemption Price to any Holder, unless upon or prior to the consummation of such

Material Transaction the successor corporation shall have assumed by written instrument such obligation to pay the Warrant Redemption Price to any such Holder.

                  (a) At any time prior to any Material Transaction, the Holder may elect to exercise all or any portion of its Warrants pursuant to the terms set forth in Section 2.5.

                  (b) At any time prior to any Material Transaction, the Holder may elect to exercise all or any portion of its Warrants contingent upon the consummation of the Material Transaction (a "Contingent Exercise"). In the event that the Holder elects to make a Contingent Exercise, the Holder shall notify the Warrant Agent of such election to make a Contingent Exercise and the method of exercising the Warrants shall otherwise be as specified in Section 2.5. The Warrant Agent shall hold all Warrant Certificates and payments received from any Holder pursuant to a Contingent Exercise in trust for those Holders electing to make a Contingent Exercise until the Material Transaction is effected. If, for whatever reason, the Material Transaction described in the Advance Notice does not occur on or before the Transaction Date stated in such Advance Notice, the Warrant Agent shall promptly return all surrendered Warrant Certificates to each respective Holder together with the Exercise Price previously received from each Holder. Such reimbursed Exercise Price shall be paid in full by wire transfer or by certified check, cashier's check or money order payable in United States currency to the order of the Holder.

                  (c) At any time prior to any Material Transaction, the Holder may elect to redeem all or any portion of its Warrants (a "Redemption Election") by providing written notice to the Warrant Agent as provided in this Section 3.4(c). All Warrants for which a Holder has made a Redemption Election at any time prior to the Material Transaction shall, and if the Company is not the surviving corporation and/or the Company does not remain a public company subject to the reporting requirements of the Exchange Act after such Material Transaction, all of such Holder's other Warrants which it has not exercised pursuant to Sections 3.4(a) or 3.4(b) shall, at the time of such Material Transaction, be automatically redeemed (and thereby immediately be terminated) and no Holder shall have any rights with respect to any Warrant except the right to receive the Warrant Redemption Price (as in effect immediately prior to such Material Transaction) for each Warrant held by such Holder upon surrender of the related Warrant Certificate to the Warrant Agent at its Principal Office. In the event that a Holder elects to make a Redemption Election, such Holder shall provide written notice to the Warrant Agent of its decision to make a Redemption Election and the number of its Warrants to be subject to such election, and shall surrender (at any time prior to such Material Transaction) the Warrant Certificates representing such Warrants to be redeemed together with such written notice to the Warrant Agent at its Principal Office or at such other office of a successor Warrant Agent designated for such purpose. Within three
(3) Business Days following the consummation of any such Material Transaction, the Company shall deposit with the Warrant Agent funds to be held in trust for the Warrant Holders that are equal to the Warrant Redemption Price (as in effect immediately prior to such Material Transaction) multiplied by the number of Warrants outstanding immediately prior to such Material Transaction that were not exercised and/or retained pursuant to Sections 3.4(a), 3.4(b) or 3.4(d). The payment of the Warrant Redemption Price to each Holder for each Warrant redeemed from each Holder shall be made by the Warrant Agent within ten (10) Business Days after the surrender of such Holder's Warrant Certificate or Certificates (or if such Certificate or Certificates were mutilated, lost, stolen or destroyed, after receipt of documents and an indemnity or bond in accordance with the requirements of Section 2.10). Notwithstanding any other provision of this Agreement, the right of the Holders to have the Warrants redeemed as provided herein shall expire on the Exercise Deadline.

                  (d) If a Holder shall not have elected to exercise or redeem all of the Warrants held by such Holder pursuant to Sections 3.4(a), 3.4(b) or 3.4(c) and the Company is the surviving corporation in the Reorganization or Change of Control and the Company also remains a public company subject to the reporting requirements of the Exchange Act, such Holder shall be deemed to have elected to retain all of its unexercised or unredeemed Warrants on the same terms and conditions as set forth in this Agreement.

         Section 3.5 Certain Mergers or Consolidations. If after the date hereof there shall be a merger or consolidation of the Company with or into another corporation, a limited liability company, a partnership or any other legal entity (each of the foregoing being referred to herein as a "Person") in which the Company is not the surviving entity and such surviving entity is a public company subject to the reporting requirements of the Exchange Act, other than any merger or consolidation of the Company which constitutes a Material Transaction, then, as a part of such transaction, such surviving entity shall agree by written instrument that each Holder shall thereafter be entitled to receive upon exercise of its Warrants, during the period specified in its Warrants and upon payment of the Exercise Price required by its Warrants, the number of shares of stock or other securities, cash or property of the successor corporation or other Person resulting from such transaction, to which a holder of the shares of Common Stock deliverable upon exercise of such Warrants would have been entitled under the provisions of the agreement in such transaction (or otherwise pursuant to such transaction) if such Warrants had been exercised immediately before such transaction. In any such case, appropriate adjustment (as determined reasonably and in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Holders after such transaction to the end that the provisions of this Agreement (including adjustment of the Exercise Price then in effect and the number of shares of Common Stock issuable upon exercise hereof and providing to the Holders the options that would have become available to such Holders in the event of a Material Transaction) shall be applicable after the transaction, as near as reasonably may be, in relation to any shares or other property deliverable after the transaction upon exercise of such Warrants.

         Section 3.6 Holders of Warrant Certificates Not Deemed Shareholders. Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon any Holder thereof the right to vote or to consent or to receive notice as shareholders in respect of meetings of shareholders or the election of directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

         Section 3.7 Verification of Computations. Any determination as to whether an adjustment in the Exercise Price and the number of Warrant Shares issuable under a Warrant is required pursuant to Article III, or as to the amount and number of any such adjustment, or as to a determination of the Current Market Price or any computations made pursuant to Section 3.5, if required, shall be binding upon the Holders and the Company if made in good faith by the Company. However, in the event of a dispute between the Holders and the Company as to the accuracy of the Company's computation of the amount or number of any such adjustment, determination or computation, which dispute cannot be resolved through good faith discussions and involves a variance (based upon the difference between the amount or number of such adjustment, determination or computation as computed by the Company and the amount or number of such adjustment, determination or computation as computed by the Holders) equal or greater than 20% of such amount or number, in such event the Company shall select a nationally recognized firm of independent public accountants to verify the amount or number of such disputed adjustment, determination or computation (such selected firm, the "Designated Accounting Firm"); provided, however, that the Designated Accounting Firm may not have been employed by the Company or any officer or director of the Company for at least one year prior to such selection and the Designated Accounting Firm may not be otherwise employed by the Company (except to verify subsequent computations under this Section 3.7) for a period of one year after such selection; and provided, further, that if the Company after using good faith efforts is unable to locate such a nationally recognized firm that meets the requirements of the preceding proviso that is willing to verify the amount or number of such disputed adjustment, determination or computation, the Company may select any firm of independent public accountants, subject to the prior approval of Plaintiffs' Settlement Counsel, to verify such amount or number. If such a verification is required under this Section 3.7, the amount or number of such adjustment, determination or computation set forth in the certificate, report or other written statement of the accounting firm performing such verification shall be conclusive evidence of the correctness of any such amount or number made under this Article III.

         Section 3.8 Notice of Adjustments. Whenever any adjustment is made pursuant to this Article III, the Company shall cause notice of such adjustment to be mailed to the Warrant Agent within seven (7) calendar days after the event requiring such an adjustment to be made, such notice to include in reasonable detail (i) the events precipitating the adjustment, (ii) the computation of any adjustments, and (iii) the Exercise Price, the number of shares or the securities or other property purchasable upon exercise of each Warrant after giving effect to such adjustment. The Warrant Agent shall be entitled to rely on such notice and any adjustment therein contained and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such notice. The Warrant Agent shall within seven (7) calendar days after receipt of such notice from the Company cause a similar notice to be mailed to each Holder.

         Section 3.9 Deferral of Issuance of Warrant Shares. In any case in which this Article III shall require that an adjustment in the Exercise Price be made effective as of the record date (the "Specified Record Date") for a specified event (the "Trigger Event"), the Company may elect to make the following deferral: With respect to any Warrant exercised after the Specified Record Date but before the occurrence of the Trigger Event, the Company may defer the issuance of the Warrant Shares and other capital stock of the Company, if any, issuable to the Holder of such Warrant over and above any Warrant Shares and other capital stock of the Company issuable upon such exercise on the basis of the Exercise Price in effect prior to such adjustment until no later than five (5) Business Days following the Trigger Event; provided, however, that the Company shall no later than five (5) Business Days following the exercise of the Warrant promptly deliver to such Holder a due bill or other appropriate instrument evidencing such Holder's right to receive such additional shares upon the occurrence of the Trigger Event.

         Section 3.10 Warrant Certificate Amendments. Irrespective of any adjustments pursuant to this Article III, Warrant Certificates theretofore or thereafter issued need not be amended or replaced, but certificates thereafter issued shall bear an appropriate legend or other notice of any adjustments.

         Section 3.11 Listing of Warrant Shares. So long as the Company's Common Stock qualifies for listing on any national securities exchange or NASDAQ, the Company shall use its commercially reasonable efforts to maintain the Warrants Shares as being listed on one of the national exchanges or NASDAQ.

         Section 3.12 Independent Application. Except as otherwise provide herein, all sections and subsections of this Article III are intended to operate independently of one another (but without duplication). If an event occurs that requires the application of more than one section or subsection, all applicable sections or subsections shall be given independent effect without duplication.

                                   Article IV
          Split Up, Combination, Exchange, Transfer and Cancellation of
                              Warrant Certificates

         Section 4.1 Split Up, Combination, Exchange and Transfer of Warrant Certificates. Prior to the Exercise Deadline, Warrant Certificates, subject to the provisions of Section 4.2, may be split up, combined or exchanged for other Warrant Certificates representing a like aggregate number of Warrants or may be transferred in whole or in part. Any Holder desiring to split up, combine or exchange a Warrant Certificate or Warrant Certificates shall make such request in writing delivered to the Warrant Agent at its Principal Office and shall surrender the Warrant Certificate or Warrant Certificates so to be split up, combined or exchanged at said office. Subject to any applicable laws, rules or regulations restricting transferability, any restriction on transferability that may appear on a Warrant Certificate in accordance with the terms hereof, or any "stop-transfer" instructions the Company may give to the Warrant Agent to implement any such restriction (which instructions the Company is expressly authorized to give), transfer of outstanding Warrant Certificates may be effected by the Warrant Agent from time to time upon the books of the Company to be maintained by the

Warrant Agent for that purpose, upon a surrender of the Warrant Certificate to the Warrant Agent at its Principal Office, with the assignment form set forth in the Warrant Certificate duly executed and with signatures guaranteed. Upon any such surrender for split up, combination, exchange or transfer, the Warrant Agent shall execute and deliver to the person entitled thereto a Warrant Certificate or Warrant Certificates, as the case may be, as so requested. The Warrant Agent shall not be required to effect any split up, combination, exchange or transfer which will result in the issuance of a Warrant Certificate evidencing a fraction of a Warrant.

         Section 4.2 Cancellation of Warrant Certificates. Any Warrant Certificate surrendered upon the exercise of Warrants or for split up, combination, exchange or transfer, or purchased or otherwise acquired by the Company, shall be cancelled and shall not be reissued by the Company; and, except as provided in Section 2.8 in case of the exercise of less than all of the Warrants evidenced by a Warrant Certificate or in Section 4.1 in case of a split up, combination, exchange or transfer, no Warrant Certificate shall be issued under this agreement in lieu of such cancelled Warrant Certificate. Any Warrant Certificate so cancelled shall be destroyed by the Warrant Agent unless otherwise directed by the Company. The Warrant Agent shall furnish to the Company written confirmation of the destruction of the Warrant Certificates so cancelled.

                                    Article V
                  Representations and Warranties of the Company

         Section 5.1 Due Authority. The Company represents and warrants that the execution and delivery by the Company of this Warrant Agreement and the performance of all obligations of the Company hereunder, including the issuance to the Holders of the Warrants representing the right to acquire the Warrant Shares, have been duly authorized by all necessary corporate action on the part of the Company, and this Warrant Agreement is not inconsistent with the Company's Charter or Bylaws, does not contravene any law of governmental rule, regulation or order applicable to it, does not and will not contravene any provision of, or constitute a default under any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound, and this Warrant Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

         Section 5.2 Consents and Approvals. The Company represents and warrants that no consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Warrant Agreement, except for the registration of the Warrant Shares under the Securities Act and any filing required by applicable state and United States territories securities law in respect of the Warrants and the Warrant Shares, which filing in respect of the Warrant Shares under the Securities Act shall be effective at the time of the issuance of the Warrants and, subject to Section
2.4 hereof, at the time of the issuance of the Warrant Shares.

                                   Article VI
                               Certain Definitions

         As used in this Warrant Agreement, the following terms shall have the following respective meanings:

                  (a) Affiliate shall have the same meaning given such term in Rule 144(a) promulgated under the Securities Act.

                  (b) Business Day means any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

                  (c) Change of Control means a transaction or related series of transactions in which forty percent (40%) or more of the issued and Outstanding shares of Common Stock are sold to or purchased by any person or group of persons acting in concert.

                  (d) Common Stock means the Common Stock of the Company, no par value, as constituted on the date of this Agreement, and any capital stock into which such Common Stock may thereafter be changed, and shall also include (i) capital stock of the Company of any other class (regardless of how denominated) issued to the holders of shares of any Common Stock upon any reclassification thereof which is also not preferred as to dividends or liquidation over any other class of stock of the Company and which is not subject to redemption and
(ii) shares of common stock of any successor or acquiring corporation (as referred to in Article III) received by or distributed to the holders of Common Stock of the Company in the circumstances contemplated by Article III hereto.

                  (e) Entity Not under the Control of the Company means any entity in which the Company does not own, directly or indirectly, a majority of the voting securities of such entity.

                  (f) Exercise Price shall mean, in respect of a share of Common Stock at any date herein specified, the initial Exercise Price set forth in this Agreement as adjusted from time to time pursuant to Article III.

                  (g) Exchange Act shall mean the Securities and Exchange Act of 1934, as amended.

                  (h) Going Private Transaction means any transaction a result of which is that the Company is no longer a public company subject to the reporting requirements of the Exchange Act after such transaction.

                  (i) Outstanding shall mean, when used with reference to Common Stock, at any date as of which the number of shares thereof is to be determined, all issued shares of

Common Stock, except shares then owned or held by or for the account of the Company or any subsidiary thereof, and shall include all shares issuable in respect of outstanding scrip or any certificates representing fractional interests in shares of Common Stock.

                  (j) Plaintiffs' Settlement Counsel mean the following attorneys:

                  Gary Berne
                  Timothy DeJong
                  Adam Rose
                  Stoll Stoll Berne Lokting & Shlachter P.C.
                  209 S.W. Oak St., Suite 500
                  Portland, Oregon  97204
                  503/ 227-1600

                  and

                  Keith Park
                  Milberg Weiss Bershad Hynes & Lerach, LLP.
                  600 West Broadway, Suite 1800
                  San Diego, CA 92101
                  619/ 231-1058

                  (k) Person shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limited, any instrumentality, division, agency, body or department thereof).

                                   Article VII
            Provisions Concerning the Warrant Agent and Other Matters

         Section 7.1 Payment of Taxes and Charges. The Company will from time to time promptly pay to the Warrant Agent, or make provisions satisfactory to the Warrant Agent for the payment of, all taxes required to be paid by the Company under Section 2.7 in connection with the issuance or delivery of any Warrant Shares.

         Section 7.2 Resignation or Removal of Warrant Agent. The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder after giving at least forty-five (45) calendar days' notice in writing to the Company, except that such shorter notice may be given as the Company shall, in writing, accept as sufficient. Upon comparable notice to the Warrant Agent, the Company may remove the Warrant Agent; provided, however, that in such event the Company shall appoint a new Warrant Agent, as provided below, and the removal of the Warrant Agent shall not be effective until a new Warrant Agent has been appointed and has accepted such appointment. If the office of Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a new Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) calendar days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the Holder of any Warrant Certificate, then the Warrant Agent or the Holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any new Warrant Agent, whether appointed by the Company or by such a court, shall be a bank or trust company having capital and surplus, as shown by its last published report to its stockholders, of not less than $10,000,000 or a stock transfer company doing business in the State of New York and/or the State of California. Any new Warrant Agent appointed hereunder shall execute, acknowledge and deliver to the former Warrant Agent last in office, and to the Company, an instrument accepting such appointment under substantially the same terms and conditions as are contained herein, and thereupon such new Warrant Agent without any further act or deed shall become vested with the rights, powers, duties and responsibilities of the Warrant Agent and the former Warrant Agent shall cease to be the Warrant Agent; but if for any reason it becomes necessary or expedient to have the former Warrant Agent execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the former Warrant Agent.

         Section 7.3 Notice of Appointment. The Warrant Agent currently acts as transfer agent for the Common Stock. Forthwith upon the appointment of any subsequent transfer agent for the Common Stock, of any other shares of the Company's capital stock issuable upon exercise of the Warrant, the Company will file with the Warrant Agent a statement setting forth the name and address of such subsequent transfer agent. Forthwith upon the appointment of any successor Warrant Agent, the Company will notify the Holders of the name and address of such successor Warrant Agent.

         Section 7.4 Merger of Warrant Agent. Any company into which the Warrant Agent may be merged or with which it may be consolidated or any company resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any Company to which the Warrant Agent may transfer its shareholder services business shall be the successor Warrant Agent under this Agreement without further act, provided that such company would be eligible for appointment as a successor Warrant Agent under the provisions of Section 7.2 hereof. Any such successor Warrant Agent may adopt the prior countersignature of any predecessor Warrant Agent and distribute Warrant Certificates countersigned but not distributed by such predecessor Warrant Agent, or may countersign the Warrant Certificates in its own name.

         Section 7.5 Company Responsibilities. The Company agrees that it shall
(i) pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenses, advances, and expenditures that the Warrant Agent may reasonably incur in the execution of its duties under this agreement (including reasonable fees and expenses of its counsel); (ii) provide the Warrant Agent, upon request, with sufficient funds to pay any cash due pursuant to Section 3.4(c) in respect of the Warrants; and (iii) perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

         Section 7.6 Use of Attorneys, Agents and Employees. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees.

         Section 7.7 Indemnification. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all losses, expenses or liabilities, including judgments, costs and reasonable counsel fees arising out of or in connection with its acceptance of its position hereunder and in carrying out the terms hereof, except as a result of the negligence, bad faith or willful misconduct of the Warrant Agent.

         Section 7.8 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to act hereunder solely as agent for the Company and its duties are only such duties as are specifically set forth in this agreement.

         Section 7.9 Instructions from the Company. The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the President, a Vice-President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer or officers.

         Section 7.10 Assignment. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

         Section 7.11 Disposition of Proceeds From Exercise of Warrants. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all moneys received by the Warrant Agent on the purchase of Warrant Shares through the exercise of Warrants. Such payment may be made by wire transfer or by certified check, cashier's check or money order.

         Section 7.12 Notices. Any notice or demand required by this Agreement to be given or made by the Warrant Agent or by the Holder to or on the Company shall be sufficiently given or made if sent by first-class or registered mail, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

                  Imperial Credit Industries, Inc.

                  23550 Hawthorne Boulevard
                  Building 1, Suite 110
                  Torrance, California
                  Attention: Corporate Secretary

Any notice or demand required by this Agreement to be given or made by the Holder of any Warrant Certificate or by the Company to or on the Warrant Agent shall be sufficiently given or made if sent by first-class or registered mail, postage prepaid, addressed (until another address is filed in writing with the Company by the Warrant Agent), as follows:

                  U.S. Stock Transfer Corporation
                  1745 Gardena Avenue
                  Glendale, California 91204
                  Attention: William Garza

Any notice or demand required by this Agreement to be given or made by the Company or the Warrant Agent to or on the Holder of any Warrant Certificate shall be sufficiently given or made, if sent by first class or registered mail, postage prepaid, addressed to such Holder at his last address as shown on the books of the Company maintained by the Warrant Agent.

         Each party hereto may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice in writing to the other party.

         Section 7.13 Defects in Notice. Failure to file any certificate or notice or to mail any notice, or any defect in any certificate or notice pursuant to this Agreement shall not affect in any way the rights of any Holder or the legality or validity of any adjustment made pursuant to Section 3.1 here, or any transaction giving rise to any such adjustment, or the legality or validity of any action taken or to be taken by the Company.

         Section 7.14 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICT OF LAWS, THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF CALIFORNIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         Section 7.15 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, the Warrant Agent or the Holders of the Warrants shall bind and inure to the benefit of their respective successors and assigns hereunder.

         Section 7.16 Standing. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions herein is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the Company, the Warrant Agent, and the Holders any right, remedy or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise or agreement contained here; and all covenants, conditions, stipulations, promises and agreements contained in this Agreement shall be for the sole and exclusive benefit of the Company and the Warrant Agent and their successors, and the Holders.

         Section 7.17 Headings. The descriptive headings of the articles and sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         Section 7.18 Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Warrant Agent and the Holders of the Warrants, any legal or equitable right, remedy or claim under this Agreement, but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders.

         Section 7.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

         Section 7.20 Availability of the Agreement. The Warrant Agent shall keep copies of this Agreement available for inspection by holders of Warrants during normal business hours at its stock transfer department. Copies of this Agreement may be obtained upon written request addressed to:

                  U.S. Stock Transfer Corporation
                  1745 Gardena Avenue
                  Glendale, California 91204
                  Attention: William Garza

         Section 7.21 Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not adversely affect in any way the interests of the Holders of the Warrant Certificates. The Company agrees to provide Plaintiffs' Settlement Counsel with a copy of any supplement or amendment to this Agreement made pursuant to this
Section 7.21 (and, if such supplement or amendment consists of a restatement of this entire Agreement, a comparative copy of such supplement or amendment highlighting the changes thereby made to this Agreement) promptly after any such supplement or amendment is executed.

         Section 7.22 Termination. This Agreement shall terminate when all the Warrants outstanding hereunder shall have been exercised, expired or redeemed and the Warrant Agent shall have fulfilled all its obligations hereunder.

         IN WITNESS OF, the parties to this Agreement have caused this Agreement to be duly executed, and their corporate seals affixed and attested, all as of the day and year first above written.

                                         IMPERIAL CREDIT INDUSTRIES, INC.

                                         By:      /s/ H. Wayne Snavely
                                                  --------------------
                                           Name: H. Wayne Snavely
                                           Title: Chairman

Attest:
By: /s/ Irwin L. Gubman
  Name: Irwin L. Gubman
  Title: General Counsel and Secretary


                                         U.S. STOCK TRANSFER CORPORATION

                                         By: /s/  William Garza
                                             ------------------
                                           Name: William Garza
                                           Title: Assistance Vice President

Attest: ______
By: _________________
  Name:
  Title:

STOLL STOLL BERNE LOKTING &
SHLACHTER, P.C.

/s/ Gary M. Berne
----------------------------------
Gary M. Berne, OSB No. 77407
Timothy S. DeJong, OSB No. 94066
(503) 227-1600

Liaison Counsel for Plaintiffs                   William S. Lerach
                                                 Edward P. Dietrich
Co-Lead Counsel for Plaintiffs                   Art Leahy
                                                 Debra J. Wyman
Stephen R. Basser                                MILBERG WEISS BERSHAD HYNES &
BARRACK, RODOS & BACINE                             LERACH LLP
402 West Broadway, Suite 850                     600 West Broadway, Suite 1800
San Diego, CA  92101                             San Diego, CA 92101
Telephone:  619/230-0800                         Telephone: 619/231-1058

Jeffrey S. Abraham                               Stuart H. Savett
LAW OFFICES OF JEFFREY                           Barbara A. Podell
  S. ABRAHAM                                     SAVETT FRUTKIN PODELL &
60 East 42nd Street, Suite 4700                     RYAN, P.C.
New York, NY  10165                              325 Chestnut Street, Suite 700
Telephone:  212/692-0555                         Philadelphia, PA  19106
                                                 Telephone:  215/923-5400
Todd S. Collins
BERGER & MONTAGUE, P.C.                          Vincent R. Cappucci
1622 Locust Street                               ENTWISTLE & CAPPUCCI LLP
Philadelphia, PA  19103                          400 Park Avenue
Telephone:  215/875-3000                         New York, NY  10022-4406
                                                 Telephone:  212/894-7200
Jeffrey A. Klafter
Patricia S. Gillane                              Jordan L. Lurie
BERNSTEIN LITOWITZ BERGER &                      Behram Parekh
  GROSSMANN LLP                                  WEISS & YOURMAN
1285 Avenue of the Americas, 33rd Floor          10940 Wilshire Blvd., 24th Floor
New York, NY  10019                              Los Angeles, CA  90024
Telephone:  212/554-1400                         Telephone:  310/208-2800


Steven J. Toll
Matthew J. Ide
COHEN, MILSTEIN, HAUSFELD
  & TOLL, P.L.L.C.
999 Third Avenue, Suite 3600
Seattle, WA  98104
Telephone:  206/521-0080

Michael J. Esler
John W. Stephens
Kim T. Buckley
ESLER, STEPHENS & BUCKLEY
1001 S.W. 5th Avenue, Suite 2050
Portland, OR 97204-1136
Telephone:  503/223-1510

Peter Fischbein
LAW OFFICES OF PETER FISCHBEIN
777 Terrace Avenue
Hasbrouck Heights, NJ  07604
Telephone:  201/288-8220

Michael K. Kelley
Shay S. Scott
HAGLUND & KIRTLEY LLP
1800 One Main Place
101 S.W. Main Place
Portland, OR 97204
Telephone: 503/225-0777

David Jaroslawicz
JAROSLAWICZ & JAROS
150 William Street, 19th Floor
New York, NY 10038
Telephone: 212/227-2780

Arnold Levin
LEVIN, FISHBEIN, SEDRAN &
  BERMAN
510 Walnut Street, Suite 500
Philadelphia, PA  19106
Telephone:  215/592-1500

Marvin A. Miller
MILLER FAUCHER CAFFERTY
  AND WEXLER LLP
30 North LaSalle Street, Suite 3200
Chicago, IL  60602
Telephone:  312/782-4880

Stanley M. Grossman
Marc I. Gross
Patrick V. Dahlstrom
POMERANTZ HAUDEK BLOCK
  GROSSMAN & GROSS LLP
100 Park Avenue, 26th Floor
New York, NY  10017-5516
Telephone:  212/661-1100

Jules Brody
STULL, STULL & BRODY
6 East 45th, 4th Floor
New York, NY  10017
Telephone:  212/687-7230

Jeffrey B. Silverstein
WECHSLER HARWOOD HALEBIAN
  & FEFFER LLP
488 Madison Avenue, 8th Floor
New York, NY  10022
Telephone:  212/935-7400

Paul O. Paradis
WOLF POPPER LLP
845 Third Avenue
New York, NY  10022
Telephone:  212/759-4600

Marc H. Edelson
HOFFMAN & EDELSON
45 W. Court Street
Doylestown, PA 18901
Telephone: 215/230-8043

Ann D. White
LIEBENBERG & WHITE
261 Old York Road, Suite 810
Jenkintown, PA 19046
Telephone: 215/481-0272

James V. Bashian
Oren Giskan
LAW OFFICES OF JAMES V.
    BASHIAN
500 Fifth Avenue, Suite 2700
New York, NY 10110
Telephone: 212/921-41100

Kevin Prongay
PRONGAY & BORDERUD
12121 Wilshire Blvd., Suite 400
Los Angeles, CA 90025
Telephone: 210/207-2848

Dennis J. Johnson
Jacob B. Perkinson
LAW OFFICES OF DENNIS J.
    JOHNSON
1690 Williston Road
South Burlington, VT 05403
Telephone: 802/862-0030

Eduard Korsinsky
Daniel A. Osborn
BEATIE AND OSBORN
599 Lexington Avenue
New York, NY 10022
Telephone: 212/888-9000

Attorneys for Plaintiffs

                                    Exhibits:
                                    ---------

Exhibit A - Form of Warrant Certificate
Exhibit B - Purchase Form

                                    EXHIBIT A

                           Form of Warrant Certificate

No._____                                                         _________Shares

                          COMMON STOCK PURCHASE WARRANT

               Void After 5:00 P.M., Los Angeles, California time
            at _______________________ on ____________________, 200__

         THIS CERTIFIES THAT, for value received, ____________________, the registered holder (the "Holder") of this Common Stock Purchase Warrant (the "Warrant") or registered assigns, is entitled to purchase from ___________________________________ (the "Company"), at any time until 5:00 p.m.
at ______________________ on ________________, ________ (the "Expiration Date"),
at the Exercise Price of $3.00 per share (the "Exercise Price"). ________________________ shares (_____shares) of the Common Stock of the Company (the "Common Stock"). The number of shares purchasable upon exercise of this Warrant and the Exercise Price per share shall be subject to adjustment from time to time as set forth in the Warrant Agreement referred to below.

         This Warrant is issued under and in accordance with a Warrant Agreement, dated as of ____________, 2000, between the Company and the Warrant Agent and for the benefit of the Holders and is subject to the terms and provisions contained in the Warrant Agreement, to all of which the Holder of this Warrant by acceptance hereof consents. A copy of the Warrant Agreement may be obtained for inspection by the Holder hereof upon written request to the Company.

         This Warrant may be exercised in whole or in part by presentation of this Warrant with the Purchase Form on the reverse side hereof duly executed and simultaneous payment of the Exercise Price (subject to adjustment) at the principal office of __________________________, as the Warrant Agent, in _____________________. Payment of such price shall be payable at the option of the Holder hereof in cash or by certified or official bank check or wire transfer. Terms relating to exercise of the Warrant are set forth more fully in the Warrant Agreement.

         This Warrant may be exercised in whole or in part. Upon partial exercise, a Warrant Certificate for the unexercised portion shall be delivered to the Holder. No fractional shares will be issued upon the exercise of this Warrant, nor shall the Company be obligated to issue scrip or pay cash in lieu of fractional interests, but any fraction equal to or greater than one-half shall be rounded up to the next full Warrant Share or Warrant, as the case may be, and any fraction less than one-half shall be eliminated. This Warrant is transferable as described in the Warrant Agreement at the office of the Warrant Agent, in the manner and subject to the limitations set forth in the Warrant Agreement.

         The Holder hereof may be treated by the Company, the Warrant Agent and all other Persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the Warrant Register maintained by the Warrant Agent for the Company. Any notice to the contrary notwithstanding, and until such transfer on such Warrant Register, the Company and the Warrant Agent may treat the Holder hereof as the owner for all purposes.

         This Warrant does not entitle any Holder hereof to any of the rights of a stockholder of the Company.

         This Warrant shall not be valid for any purpose until countersigned by the Warrant Agent by manual signature of one of its authorized officers below.


                                            IMPERIAL CREDIT INDUSTRIES, INC.



                                            By: ________________________________
                                                Name:
                                                Title:

COUNTERSIGNED AND DATED:

DATED: _____________________

________________________________________
as Warrant Agent


By: ____________________________________
         Authorized Officer

                                    EXHIBIT B

                                  PURCHASE FORM

         The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant for, and to purchase thereunder, ______________________ shares of the stock provided for therein, and tenders herewith payment of the Exercise Price in full in the form of cash or by certified check, cashier's check or money order in the amount of $________________, payable in United States currency to the order of the Company. (In the case of any partial exercise of this Warrant, the exercise shall be for a whole number of Warrant Shares only.)

         The undersigned requests that certificates for such shares be issued in the name of:

______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
            (Please Print Name, Address and Social Security No.)

         DATED: __________________________

Name of Holder or Permitted Assignee:

______________________________________________________________________________

Address:

______________________________________________________________________________
______________________________________________________________________________
Signature: ___________________________________________________________________

Note: The above signature must correspond with the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatever.

Signature Guaranteed by: _________________________________________________

                                TABLE OF CONTENTS

Article I - Warrant Certificates..................................................................................1
                  Section 1.1       Appointment of Warrant Agent.  ...............................................1
                  Section 1.2       Form of Warrant Certificates..................................................1
                  Section 1.3       Execution of Warrant Certificates.............................................2
                  Section 1.4       Registration..................................................................2
                  Section 1.5       Warrant Records...............................................................3
                  Section 1.6       Transferability...............................................................3
                  Section 1.7       Compliance with Government Regulations; Market Maker..........................3
                  Section 1.8       Legal Opinion.................................................................4

Article II - Warrant Exercise Price and Exercise of Warrants......................................................4
                  Section 2.1       Exercise Price................................................................4
                  Section 2.2       Vesting of the Warrants.......................................................5
                  Section 2.3       Exercisability of Warrants....................................................5
                  Section 2.4       Continuing Effectiveness of Registration of Warrant Shares....................5
                  Section 2.5       Procedure for Exercise of Warrants............................................6
                  Section 2.6       Issuance of Warrant Shares....................................................6
                  Section 2.7       Payment of Taxes and Costs....................................................7
                  Section 2.8       Certificates for Unexercised Warrants.........................................7
                  Section 2.9       Reservation of Shares.........................................................7
                  Section 2.10      Lost, Stolen, Mutilated or Destroyed Warrant Certificates.....................8
                  Section 2.11      Warrant Redemption Price......................................................8

Article III - Adjustments, Redemption, Notice Provisions and Other Agreements.....................................8
                  Section 3.1       Adjustment of Exercise Price..................................................8
                  Section 3.2       No Adjustments to Exercise Price.............................................10
                  Section 3.3       Adjustment to Number of Shares...............................................10
                  Section 3.4       Reorganizations; Change of Control; Going
                                      Private Transactions. .....................................................10
                  Section 3.5       Certain Mergers or Consolidations.  .........................................13
                  Section 3.6       Holders of Warrant Certificates Not Deemed Shareholders......................13
                  Section 3.7       Verification of Computations.................................................13
                  Section 3.8       Notice of Adjustments........................................................14
                  Section 3.9       Deferral of Issuance of Warrant Shares.......................................14
                  Section 3.10      Warrant Certificate Amendments...............................................14
                  Section 3.11      Listing of Warrant Shares....................................................15
                  Section 3.12      Independent Application......................................................15

Article IV - Split Up, Combination, Exchange, Transfer and Cancellation of
         Warrant Certificates....................................................................................15

                                                 TABLE OF CONTENTS

         Section 4.1       Split Up, Combination, Exchange and Transfer
                           of Warrant Certificates...............................................................15
         Section 4.2       Cancellation of Warrant Certificates..................................................15

Article V - Representations and Warranties  of the Company.......................................................16
                  Section 5.1       Due Authority................................................................16
                  Section 5.2       Consents and Approvals.......................................................16

Article VI - Certain Definitions.................................................................................16

Article VII - Provisions Concerning the Warrant Agent and Other Matters..........................................18
                  Section 7.1       Payment of Taxes and Charges.................................................18
                  Section 7.2       Resignation or Removal of Warrant Agent......................................18
                  Section 7.3       Notice of Appointment........................................................19
                  Section 7.4       Merger of Warrant Agent......................................................19
                  Section 7.5       Company Responsibilities.....................................................19
                  Section 7.6       Use of Attorneys, Agents and Employees.......................................19
                  Section 7.7       Indemnification..............................................................19
                  Section 7.8       Acceptance of Agency.........................................................20
                  Section 7.9       Instructions from the Company. ..............................................20
                  Section 7.10      Assignment...................................................................20
                  Section 7.11      Disposition of Proceeds From Exercise of Warrants............................20
                  Section 7.12      Notices. ....................................................................20
                  Section 7.13      Defects in Notice............................................................21
                  Section 7.14      Governing Law................................................................21
                  Section 7.15      Successors...................................................................21
                  Section 7.16      Standing.....................................................................21
                  Section 7.17      Headings.....................................................................21
                  Section 7.18      Benefits of this Agreement...................................................21
                  Section 7.19      Counterparts.................................................................21
                  Section 7.21      Supplements and Amendments...................................................22
                  Section 7.22      Termination..................................................................22

                                     -ii-